As Filed With The Securities and Exchange Commission on March 22, 2000

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 topjobs.net plc
             (Exact name of registrant as specified in its charter)

              ENGLAND & WALES                             NOT APPLICABLE
      (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                   Identification No.)

                                Innovation House
                                   Daten Park
                          Birchwood, Warrington WA3 6UT
                                 United Kingdom
              (Address of registrant's principal executive offices)

                           EXECUTIVE SHARE OPTION PLAN
                           (Full titles of the plans)

                             GREENBERG TRAURIG, LLP
                           200 PARK AVENUE, 15TH FLOOR
                            NEW YORK, NEW YORK 10166
                             TELEPHONE: 212-801-9200
                             FACSIMILE: 212-801-6400
(Name, address and telephone number, including area code, of agent for service)

                              With a copy sent to:

                            ANDREW J. COSENTINO, ESQ.
                             GREENBERG TRAURIG, LLP
                           200 PARK AVENUE, 15TH FLOOR
                            NEW YORK, NEW YORK 10166
                             TELEPHONE: 212-801-9200
                             FACSIMILE: 212-801-6400

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
   Title of Securities          Amount to be         Maximum Offering        Maximum Aggregate            Amount of
     to be Registered          Registered(1)         Price Per Share         Offering Price (2)       Registration Fee
---------------------------  -------------------  -----------------------  -----------------------  -------------------
Ordinary Shares, nominal
value .01923p per share (3)     1,002,698              $15.25                  $15,291,144.50          $4,036.86

========================================================================================================================


(1) Represents the number of shares that have been reserved for issuance under the Executive Share Option Plan.
(2) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation is the average of high and low prices of the ordinary shares on the Nasdaq National Market on March 17, 2000
(3) American depositary shares evidenced by American depositary receipts issuable on deposit of the ordinary shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (Registration No. 333-10084).

                               REOFFER PROSPECTUS

                                 topjobs.net plc

                      1,002,698 American Depositary Shares

     This prospectus relates to the offer and sale of up to 1,002,698 American depositary shares, or ADS, of topjobs.net plc, an English Company. Each ADS represents one share of our ordinary shares, which for an English company are equivalent generally to shares of common stock of a United States corporation. Our ADSs are evidenced by American depositary receipts issued by Barkers Trust Company, our depositary.

     Our ADSs are listed on the Nasdaq National Market under the symbol "TJOB". On March 21, 2000 the last reported sales price, as reported on the Nasdaq National Market was $15.25 per ADS.

                                  ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

               The date of this prospectus is March 22, 2000

                                  ----------

                                TABLE OF CONTENTS

            Where You Can Find More Information.............3
            Company Information.............................4
            Incorporated Documents..........................4
            Use of Proceeds.................................4
            Selling Shareholder.............................5
            Plan of Distribution............................6
            Legal Matters...................................6
            Experts.........................................6

                                  ----------

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The ordinary shares are not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     We will be subject to the reporting requirements o the Securities Exchange Act of 1934, as amended, the Exchange Act, as applicable to foreign private issuers. In accordance with the requirements, we will file an annual report on Form 20-F and other information under cover of Form 6-K with the SEC. Such reports and other information may be inspected and copied at the following public reference facilities maintained by the SEC:

     o  450 Fifth Street, N.W., Washington, DC 20549

     o Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661

     o  7 World Trade Center, Room 1400, 13th Floor, New York, New York  10048.

     Copies of such material may also be obtained form the Public Reference room of the SEC at 450 Fifth Street, N.W. Washington, DC 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) 732-0330.

     On our behalf, Bankers Trust, as depositary in respect of the ADSs, distributes to the holders of ADSs on an annual basis, an annual report in English. The annual report includes approximate reconciliations of consolidated net income and shareholders' equity to US GAAP. The consolidated financial statements in the annual reports are examined by our independent public accountants and include their opinion thereon. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements.

                               COMPANY INFORMATION

     Our headquarters are located at Innovation House,  Daten Park,  Birchwood,
Warrington   WA3   6UT,   United   Kingdom,   and  our   telephone   number   is
011-44-1925-844-744.

                             INCORPORATED DOCUMENTS

     The commission allows us to incorporate by reference many of the documents that we file. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus. We are incorporating by reference in this prospectus the following documents which we have filed with the commission, together with the filings that have amended them:

     (1)  annual report on form 20-F for the fiscal year ended March 31, 1999;

     (2) quarterly report on form 6-K for the fiscal quarter ended June 30, 1999;

     (3) quarterly report on form 6-K for the fiscal quarter ended September 30, 1999;

     (4) quarterly report on form 6-K for the fiscal quarter ended December 31, 1999;

     (5) the description of the Company's Ordinary Shares contained in our registration statement on Form 8-A, dated April 23, 1999.

     All reports and other documents that we will file with the commission under sections 13(a), 13(c), 14 or 15(d) of the exchange act after the date of this prospectus and before the termination of the offering of the ADSs hereunder will be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein. We undertake to provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). Requests for documents should be sent in writing to Alan Clarke, Innovation House, Daten Park, Birchwood, Warrington WA3 6UT, United Kingdom, and our telephone number is 011-44-1925-844-744.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

                              SELLING SHAREHOLDERS

     The ADSs that may be offered using this prospectus are being registered for reoffers and resales by the selling shareholders, who acquired ordinary shares pursuant to our executive share option plan. The selling shareholders may resell all, a portion or none of such ADSs from time to time.

     The table below sets forth with respect to the selling shareholders, based upon information available to us as of March 15, 2000, the number of ADSs owned, the number of ADSs registered by this reoffer prospectus and the number and percent of outstanding capital stock that will be owned after the sale of the registered ADSs assuming the sale of all of the registered ADSs.





____________________________________________________________________________________________________________________
                                                 Number of Shares
                           Number of Shares        Registered by         Number of Shares        % of Shares Owned
  Selling Stockholder      Owned Before Sale        Prospectus           Owned after Sale           after Sale
_________________________________________________________________________________________________________________________

     Brian Mosley(1)             75,000                75,000                    0                       0


      Kay Wesley(2)              45,000                45,000                    0                       0


  Richard Hawksworth(3)          70,000                40,000               30,000                     0.3%


     Victor Kaminski(4)       1,090,000                50,000            1,040,000                    10.4%


     Stuart W. Sim(5)            51,554                51,554                    0                       0


    Alan Clarke(6)               47,917                47,917                    0                       0


     Mark Dugdale(7)              4,000                 4,000                    0                       0



(1) Represents options to purchase 50,000 ordinary shares after March 31, 2002 and 25,000 ordinary shares after February 11, 2003.
(2) Represents options to purchase 33,333 ordinary shares after March 31, 2002 and 11,667 ordinary shares after February 11, 2003.
(3) Includes options to purchase 23,750 ordinary shares exercisable after March 31, 2002 and 16,250 ordinary shares exercisable after February 11, 2003.
(4) Includes options to purchase 50,000 Ordinary Shares exercisable after February 11, 2003.
(5) Represents options to purchase 51,554 ordinary shares after November 11, 2002.
(6) Represents options to purchase 22,917 ordinary shares after March 31, 2002 and 25,000 ordinary shares after February 11, 2003.
(7) Represents options to purchase 4,000 ordinary shares after November 11, 2002.

     Until April 27, 2000, each selling shareholder and any other person with whom such selling shareholder is acting in concert for the purpose of selling our securities may not sell, during any three month period, more than the amount permitted by Rule 144 (e) of the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

     The selling shareholders may sell the ADSs for value from time to time under this reoffer prospectus in one or more transactions on Nasdaq, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholders may effect such transactions by selling the ADSs to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of the ADSs for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

     The selling shareholders and any broker-dealers that participate in the distribution of the ADSs may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the selling shareholder will be borne by the selling shareholder.

     In addition to any ADSs sold hereunder, the selling shareholders may, at the same time, sell any ordinary shares, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

     There is no assurance that the selling shareholders will sell all or any portion of the ADSs offered.

     We will pay all expenses in connection with this offering and will not receive any proceeds from sales of any ADSs by the selling shareholders.

                                  LEGAL MATTERS

     Beachcroft Wansbroughs Solicitors has issued an opinion regarding the validity of the ordinary shares represented by the ADSs offered by this reoffer prospectus.

                                     PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     We will send or give the documents containing the information specified in
Part 1 of Form S-8 to employees as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). We do not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                                     PART II

              INFORMATION NOT REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The Company hereby incorporates by reference into this Registration Statement the following documents heretofore filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

         (a) The Company's Annual Report on Form 20-F for the year ended March 31, 1999;

         (b) The Company's Quarterly Report on Form 6-K for the quarter ended June 30, 1999; the Company's Quarterly Report on Form 6-K for the quarter ended September 30, 1999, and the Company's Quarterly Report on Form 6-K for the quarter ended December 31, 1999; and

         (c) The description of the Company's Ordinary Shares contained in its Registration Statement on Form 8-A declared effective on April 23, 1999, including any other amendment or report filed for the purpose of updating such information.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Except as hereinafter set forth, there is no provision of the Memorandum and Articles of Association or any contract, arrangement or statute under which any of our directors or officers is insured for or indemnified in any manner against any liability that he may incur in his capacity as such.

     Our Articles of Association provide that, subject to the provisions of the U.K. Companies Act 1985 (the "Companies Act"), every director, secretary or other officer (which expression excludes an auditor) of ours shall be indemnified by us out of our own funds against and/or exempted by us from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers of office, including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of ours and in which judgement is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by a court, unless incurred through his own willful neglect or default. In addition, the Board of Directors has power to purchase and maintain insurance for or for the benefit of any person who is or was at any time a director, officer or employee of any "Relevant Company" (as defined below) or who is or was at any time a trustee of any pension fund or employees' share scheme in which employees of any Relevant Company are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of his or her powers and/or otherwise in relation to his or her duties, power or offices in relation to any Relevant Company, or any such pension fund or employees' share scheme. For these purposes, "Relevant Company" means us, any holding company of ours or any other body, whether or not incorporated, in which we or such holding company or any of our predecessors or of such holding company has or had any interest whether direct or indirect or which is in any way allied to or associated with us, or any subsidiary undertaking of ours or of such other body.

SECTION 310 OF THE COMPANIES ACT PROVIDES:

         (1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.
         (2) Except as provided by the following sub-section, any such provision is void.
         (3) This section does not prevent a company:
             (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability; or
             (b) from indemnifying any such officer or auditor against any liability incurred by him:
                 (i) in defending any proceedings (whether civil or criminal) in which judgement is given in his favor or he is acquitted; or
                 (ii) in connection with any application under section 144(3) or
             (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

     Our directors and officers are insured against certain liabilities which they may incur in their capacity as such under a liability insurance policy carried by us.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

  EXHIBIT NO.  DESCRIPTION
  -----------  -----------

      4.1      Executive Share Option Plan (incorporated by reference to Exhibit
               10.2 to the Registrant's Registration Statement filed on Form F-1 (Commission File No. 333-10164) which became effective on April 27, 1999)

      5.1      Opinion of Beachcroft Wansbroughs Solicitors

      23.1     Consent of Beachcroft Wansbroughs Solicitors (set forth in
               Exhibit 5.1)

      23.2     Consent of PricewaterhouseCoopers LLP

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

      (a)   (1)   To file,  during  any  period  in which  offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1)(i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-8 registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Manchester, England, on the 20th day of March 2000.

                                      TOPJOBS.NET PLC

                                       By:

                                            /s/ Victor F. Kaminski
                                            ----------------------
                                            Victor F. Kaminski
                                            President, Chief Executive
                                             Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                           TITLE                       DATE
                     -------                                            ----                        ----
   /s/ Victor F. Kaminski                              President, Chief Executive Officer       March 20, 2000
   -----------------------------------------           and Director (principal
       Victor F. Kaminski                              executive officer)


   /s/ Kevin R. Leech                                  Chairman of the Board of Directors       March 20, 2000
   -----------------------------------------
       Kevin R. Leech

   /s/ Alan Clarke                                     Chief Financial Officer and Director     March 20, 2000
   -----------------------------------------           (principal financial and
       Alan Clarke                                     accounting officer)


      /s/ Brian Mosley                                 Chief Operating Officer and Director     March 20, 2000
   -----------------------------------------
          Brian Mosley


   /s/ John Lyon                                       Director                                 March 20, 2000
   -----------------------------------------
       John Lyon


   /s/ Dann V. Angeloff                                Director and U.S. Authorized             March 20, 2000
   -----------------------------------------           Representative
       Dann V. Angeloff


   /s/ Stuart W. Sim                                   Director                                 March 20, 2000
   -----------------------------------------
       Stuart W. Sim


                                  EXHIBIT INDEX

  EXHIBIT NO.  DESCRIPTION
  -----------  -----------

     4.1       Executive Share Option Plan (incorporated by reference to Exhibit
               10.2 to the Registrant's Registration Statement filed on Form F-1 (Commission File No. 333-10164) which became effective on April 27, 1999)

     5.1       Opinion of Beachcroft Wansbroughs Solicitors

     23.1      Consent of Beachcroft Wansbroughs Solicitors (set forth in
               Exhibit 5.1)

     23.2      Consent of PricewaterhouseCoopers